Exhibit 99.1

Atlantic Coast Federal Corporation Declares Quarterly Dividend of $0.01 Per Common Share

WAYCROSS, Ga.--(BUSINESS WIRE)--June 26, 2009--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company for Atlantic Coast Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.01 per share, unchanged from last quarter. The dividend will be paid on July 27, 2009, to all stockholders of record as of July 10, 2009.

Atlantic Coast Federal, MHC, which holds 8,728,500 shares or approximately 65% of the Company's total outstanding stock, will waive receipt of the dividend on its shares.

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a nearly $1 billon, community-oriented financial institution serving southeastern Georgia and northeastern Florida through 13 offices, including a focus on the Jacksonville metropolitan area.

Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Approximately 35% of the Company is publicly traded and owned by stockholders, while the balance is owned by the depositors through the Mutual Holding Company structure. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376